UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2010

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-51072	93-0856709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 16, 2010, the Board of Directors of Cascade Microtech, Inc. (the “Company”) approved the appointment of Michael D. Burger as the Company’s President, Chief Executive Officer, and a member of the Company’s Board of Directors, effective as of July 6, 2010. Mr. Burger, 52, served as the president and chief executive officer of Merix Corporation, a printed circuit board manufacturer, from April 2007 to February 2010. Prior to that, Mr. Burger served as president of the Components Business of Flextronics Corporation, an electronics manufacturing services provider, since 2004.

Also on June 16, 2010, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Michael D. Burger, effective as of July 6, 2010. Mr. Burger’s Employment Agreement has a three-year term, and provides for an annual base salary of $400,010, incentive awards as approved by the board of directors, with a target incentive set at the semi-annual rate of at least 35 percent of Mr. Burger’s annual base salary and a cap of 60 percent of base salary. Mr. Burger will also be eligible to participate in all employee benefit plans available to the Company’s employees. At the commencement of his employment, Mr. Burger will be granted 70,000 restricted stock units and an option to purchase 200,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. If Mr. Burger’s employment is terminated without “cause” (as defined in the Employment Agreement), or if Mr. Burger terminates his employment for “good reason” (as defined in the Employment Agreement), he will be entitled to severance pay in the amount of the lesser of 12-months’ base salary or the base salary Mr. Burger would have earned had he remained employed through the remaining term of the Employment Agreement. Mr. Burger would also be entitled to payment of a portion of the current semi-annual incentive award in an amount equal to the greater of 50 percent of the minimum target incentive or a pro rata portion of the minimum target incentive based on the number of days employed during the applicable semi-annual period. In addition, the restricted stock grants, stock options and other equity awards held by Mr. Burger that would have vested if Mr. Burger had remained an employee of the Company after the termination date for an additional period equal to his length of employment, but not less than 12 months, up to a maximum of 18 months, will accelerate and become immediately exercisable. If, during the one-year period after a “change in control” (as defined in the Employment Agreement), Mr. Burger terminates his employment with the Company for “good reason” (as defined in the Employment Agreement) or if the Company terminates Mr. Burger’s employment for any reason other than death, disability or cause, then he will be entitled to severance pay in the amount of the lesser of 12 months’ base salary or the base salary Mr. Burger would have earned had he remained employed through the remaining term of the Employment Agreement. Mr. Burger would also be entitled to payment of 100 percent of the target incentive for the applicable semi-annual period. In addition, all restricted stock grants, stock options and other equity awards held by Mr. Burger that would have vested had Mr. Burger remained employed after the termination date for an additional period equal to 24 months will accelerate and become immediately exercisable. Upon a termination of his employment, Mr. Burger generally would also be entitled to a continuation of his health and life insurance benefits for a period of 18 months. Mr. Burger will also enter into the Company’s standard employee invention and confidentiality agreement and the Company’s standard indemnification agreement. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. On June 17, 2010, the Company issued a press release announcing Mr. Burger’s appointment. A copy of the press release is attached hereto as Exhibit 99.1.

F. Paul Carlson, the Company’s President and Chief Executive Officer, will resign as President and Chief Executive Officer of the Company effective as of July 6, 2010 and will continue to serve as Chairman of the Company’s Board of Directors.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Executive Employment Agreement between Cascade Microtech, Inc. and Michael D. Burger

99.1	Press Release issued by Cascade Microtech, Inc. on June 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on June 21, 2010.

CASCADE MICROTECH, INC.
(Registrant)

By	/s/ Jeff A. Killian
Jeff A. Killian
Vice President and Chief Financial Officer